Exhibit 99.1

Media Inquiries:

Investor Inquiries:

Mary Thiele	Matthew Booher
908-953-6152 (office)	908-953-7500 (office)
mthiele@avaya.com	mbooher@avaya.com

AVAYA COMPLETES ACQUISITION OF TENOVIS

FOR IMMEDIATE RELEASE: THURSDAY, NOVEMBER 18, 2004

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications software, systems and services, today said it completed the acquisition of Tenovis GmbH & Co. KG, a major European provider of enterprise communications systems and services, from affiliates of Kohlberg Kravis Roberts & Co.

Tenovis provides communications solutions, including telephony, call and contact centers, customer relationship management, messaging, networking and services to companies and public authorities across Europe.  With the acquisition, Avaya adds more than 5,400 employees to its operations across Austria, Belgium, France, Germany, Italy, Spain, Switzerland and The Netherlands. The acquisition significantly increases the company’s European customer base, market share and presence.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com